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                                                                    EXHIBIT 12.1

XO COMMUNICATIONS
RATIO OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS)

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
                                       -----------------------------------------------------------------------
                                                                        FOR THE YEAR ENDED                      FOR THE NINE MONTHS
                                       -----------------------------------------------------------------------        ENDED
                                           1995          1996          1997             1998          1999       SEPTEMBER 30, 2000
                                       -------------  ------------  ------------  --------------  ------------  --------------------

EARNINGS:

Net loss applicable to common
shareholders                            $  (12,731)    $ (71,101)   $  (129,004)   $   (278,340)   $ (558,692)  $       (609,736)

Less interest capitalized during
the period, net                                  -             -         (1,793)         (4,311)       (9,924)           (19,646)



Add equity investment losses                     -         1,100          2,891           3,677         4,385              2,755


Add fixed charges                              609        31,348         57,694         152,313       299,671            354,008
                                       -------------  ------------  ------------  --------------  ------------  --------------------

CALCULATED EARNINGS                     $  (12,122)    $ (38,653)    $  (70,212)   $   (126,661)   $ (264,560)  $       (272,619)


FIXED CHARGES:

Total interest expense including
capitalized interest                    $      499     $  30,876     $   56,288    $    148,876    $  293,047   $        344,203


Est. of Interest within Rental Exp.            110           472          1,406           3,437         6,624              9,805
                                       -------------  ------------  ------------  --------------  ------------  --------------------


TOTAL FIXED CHARGES                     $      609     $  31,348     $   57,694    $    152,313    $  299,671   $        354,008


RATIO OF EARNINGS TO FIXED CHARGES               -             -              -               -             -                  -

DEFICIENCY                              $  (12,731)    $ (70,001)    $ (127,906)   $   (278,974)   $ (564,231)  $       (626,627)
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